Exhibit 99.1

Avnet, Inc. Names Rodney C. Adkins to Its Board of Directors

PHOENIX – June 15, 2015 – Avnet, Inc. (NYSE: AVT), a leading global technology distributor, announced today that Rodney C. Adkins, president of 3RAM Group LLC, a privately-held company specializing in capital investments, business consulting services and property management, has been appointed to the company’s board of directors. He will serve on both the audit and corporate governance committees.

Prior to 3RAM Group LLC, Mr. Adkins was the senior vice president of corporate strategy for IBM, with responsibility for leading continuous transformation across IBM and developing strategies linked to execution plans for a new era of computing, new markets and new clients. He held a number of development and management roles during his more than 30-year career with IBM, which included serving as the senior vice president of IBM’s Systems and Technology Group. As a part of this, he led all aspects of IBM’s semiconductor, server, storage, and system software businesses, as well as the company’s Integrated Supply Chain and Global Business Partners organizations.

“Rod is a respected executive who understands the need for companies to continuously evolve to keep pace with the accelerated rate of change in the technology industry,” said William H. Schumann III, chairman of the board of Avnet, Inc. “With his history working for IBM, Rod will strengthen Avnet’s position as an innovative, world-leading technology distributor.”

In addition to Avnet, Mr. Adkins currently serves on the board of directors for W.W. Grainger, Inc., PPL Corporation and United Parcel Service, Inc.

Mr. Adkins has received multiple leadership awards throughout his career. He was inducted into the National Academy of Engineering and holds honorary doctorate degrees from the Georgia Institute of Technology and University of Maryland, Baltimore County. He also was selected as Black Enterprise magazine’s Corporate Executive of the Year in 2011.

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About Avnet, Inc.
Avnet, Inc. (NYSE: AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2014, Avnet generated revenue of $27.5 billion. For more information, visit www.avnet.com. (AVT—IR)

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Contact:
Avnet Investor Relations
Vincent Keenan, 480-643-7053
Vice President, Investor Relations
vincent.keenan@avnet.com